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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2005

FOREST OIL CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 2200, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

        On April 8, 2005 we provided notice of acceleration of subscription warrants ("Warrants") that were originally set to expire on March 20, 2010. The notice stated that the Warrants would expire on May 9, 2005. In conjunction with the expiration of the Warrants on May 9, 2005, 1,368,870 Warrants were exercised and settled in cash and cashless exercises. As a result of these exercises, Forest will receive cash proceeds of $11,871,300 and issue 1,048,713 shares of common stock. In addition, as of May 9, 2005, a total of 380,430 Warrants had been tendered for exercise and were pending settlement to occur on or before May 12, 2005 under a "broker-protect" procedure. Forest expects to issue 207,501 shares of common stock in connection with the pending transactions. The remaining 3,055 Warrants expired unexercised on May 9, 2005.

        The Warrants were originally issued by Forcenergy Inc in connection with its reorganization under the federal bankruptcy code. Upon the merger of Forcenergy and Forest, the Warrants became Warrants to acquire shares of Forest common stock. The issuance of the Warrants and shares of common stock upon exercise were exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the federal bankruptcy code.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION (Registrant)
Dated: May 11, 2005	By:	/s/ CYRUS D. MARTER IV Cyrus D. Marter IV Vice President, General Counsel and Secretary

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  Item 3.02. Unregistered Sales of Equity Securities.
SIGNATURES